Exhibit 4.2

                           CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES C PREFERRED STOCK

                                       OF

                                 WATERCHEF, INC.

Pursuant to Section 141 (f) of the Delaware General Corporation Law, WaterChef, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

1. The following resolution was duly adopted by the Board of Directors of the Corporation on September 24, 2002 :

RESOLVED, that there be created a series of One Year 15% Convertible Preferred Stock, par value $.001 per share, of this Corporation consisting of 400,000 shares, to be designated as the Series C Preferred Stock ("Series C Preferred Stock"), and that the holders of such shares shall have the rights, preferences and privileges set forth on Exhibit 1 to this Resolution; and it was further

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of the State of Delaware, a certificate of designation setting forth the rights, preferences, and privileges of the Series C Preferred Stock and to make such filings as may be required by any jurisdiction in which the Corporation may be authorized to do business.

2. Set forth as Exhibit 1 to this Certificate of Designation is a true and correct copy of the rights, preferences and privileges of the holders of the Series C Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chairman this 24th day of September, 2002.

                            David A. Conway, Chairman